THE ASIA TIGERS FUND, INC.
Results of Annual Meeting of Stockholders

ANNUAL MEETING
The Fund held its Annual Meeting of Stockholders on February 28, 2005. At the meeting, stockholders elected the nominee proposed for election to the Fund's Board of Directors. The following table provides information concerning the matters voted on at the meeting:

I. Election of Directors
                                                       TOTAL
                                                     VOTING AND
                               VOTES    NON-VOTING   NON-VOTING
   NOMINEE       VOTES FOR    WITHHELD    SHARES       SHARES

Leslie H. Gelb   4,766,303     99,405       0        4,865,708
Luis F. Rubio    4,767,583     98,125       0        4,865,708

At April 30, 2005, in addition to Leslie H. Gelb and Luis F. Rubio, the other directors of the Fund were as follows:

Lawrence K. Becker
Bryan McKigney
Jeswald W. Salacuse

A description of the policies and procedures that the Fund uses to determine how to vote proxies relating to portfolio securities is available without charge upon request by calling the Fund's toll free number at 1-800-421-4777 and at the Securities and Exchange Commission website at http://www.sec.gov.

Information regarding how the Fund voted proxies relating to portfolio securities during the most recent twelve month period ended June 30, 2005 is available after August 30, 2005, without charge, upon request, by calling the Fund's toll free number at 1-800-421-4777 and at the Securities and Exchange Commission website at http://www.sec.gov.